EX-99(a)(92)

GOLDMAN SACHS TRUST

WRITTEN CONSENT OF TRUSTEES

Pursuant to Article II, Section 9 of the Agreement and Declaration of Trust of Goldman Sachs Trust (the “Trust”) dated January 28, 1997, as has been amended from time to time, and Article IV, Section 1 of the Amended and Restated By-Laws of the Trust, the undersigned, being a majority of the Trustees of the Trust, including a majority of the non-interested Trustees, hereby consent and agree that the following actions be taken and that the following resolutions be, and hereby are, adopted:

Approval of Amendment No. 91 to the Declaration of Trust for Goldman Sachs Trust

RESOLVED, that the Declaration of Trust dated January 28, 1997 (the “Declaration”) of Goldman Sachs Trust (the “Trust”), as amended to date, be further amended as contemplated in Article V, Section 1 thereof by renaming the “Goldman Sachs Tactical Tilt Implementation Fund” to the “Goldman Sachs Tactical Tilt Overlay Fund,” effective as of June 1, 2016; or such other names as may be determined by the Trust’s officers, in their sole discretion, any such changes to be reflected in an amendment to the Declaration, such series to have the relative rights and preferences set forth in Article V, Sections 2 through 6 of the Declaration; and be it further

RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by Trust officers or Trust counsel, and to take all such actions as he or she may determine to be necessary or appropriate to carry out the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

All signatures need not appear on the same copy of this consent.

Dated: As of May 23, 2016

Ashok N. Bakhru	/s/ Ashok N. Bakhru

Kathryn A. Cassidy	/s/ Kathryn A. Cassidy

Diana M. Daniels	/s/ Diana M. Daniels

Herbert J. Markley	/s/ Herbert J. Markley

James A. McNamara	/s/ James A. McNamara

Jessica Palmer	/s/ Jessica Palmer_

Alan A. Shuch

Roy W. Templin	/s/ Roy W. Templin

Gregory G. Weaver	/s/ Gregory G. Weaver